EXHIBIT 3.1

Articles of Amendment

to

Articles of Incorporation

of

EarthFirst Technologies, Incorporated

(Name of corporation as currently filed with the Florida Dept. of State)

P97000067689

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.” “Inc.,” or “Co.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Paragraph One of Article III - Capital Stock, previously amended effective March 1, 2001, relating solely to common stock, is deleted and the following substituted in its place:

“This corporation is authorized to issue 500,000,000 (five-hundred million) shares of Common Stock having a par value of $0.0001 per share, which shares will be and hereby are designated as “Common Shares.” Without action by the shareholders, any or all of the authorized shares may be Issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation.”

All remaining Articles of Incorporation of EarthFirst Technologies, Incorporated remain unchanged.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A

(continued)

The date of each amendment(s) adoption: April 30, 2004

Effective date if applicable:	April 30, 2004
(no more than 90 days after amendment file date)

Adoption of Amendment(s)            (CHECK ONE)

☐	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by

                                                                         .”

                                             (voting group)

☑	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 30th day of April, 2004.

Signature	/s/ Mark Clancy

(By a director, president or other officer. If directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Mark Clancy
(Typed or printed name of person signing)

Corporate Secretary
(Title of person signing)